UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 2, 2015

Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-8993 (Commission file number)	94-2708455 (I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On November 2, 2015, White Mountains Insurance Group, Ltd. issued a press release announcing its results for the three and nine months ended September 30, 2015. The press release furnished herewith is attached as Exhibit 99.1 to this Form 8-K. Certain information included in the press release constitutes non-GAAP financial measures (as defined in Regulation G of the Securities and Exchange Commission). Specifically, non-GAAP financial measures disclosed in the press release are adjusted comprehensive income, adjusted book value per share and pro forma adjusted book value per share. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’s financial performance.
Adjusted comprehensive income is a non-GAAP financial measure that excludes the change in equity in net unrealized gains and losses from Symetra's fixed maturity portfolio, net of applicable taxes, from comprehensive income. In the calculation of comprehensive income under GAAP, fixed maturity investments are marked-to-market while the liabilities to which those assets are matched are not. Symetra attempts to earn a “spread” between what it earns on its investments and what it pays out on its products. In order to try to fix this spread, Symetra invests in a manner that tries to match the duration and cash flows of its investments with the required cash outflows associated with its life insurance and structured settlements products. As a result, Symetra typically earns the same spread on in-force business whether interest rates fall or rise. Further, at any given time, some of Symetra's structured settlement obligations may extend 40 or 50 years into the future, which is further out than the longest maturing fixed maturity investments regularly available for purchase in the market (typically 30 years). For these long-dated products, Symetra is unable to fully match the obligation with assets until the remaining expected payout schedule comes within the duration of securities available in the market. If at that time, these fixed maturity investments have yields that are lower than the yields expected when the structured settlement product was originally priced, the spread for the product will shrink and Symetra will ultimately harvest lower returns for its shareholders. GAAP comprehensive income increases when rates decline, which would suggest an increase in the value of Symetra - the opposite of what is happening to the intrinsic value of the business. Therefore, White Mountains’s management and Board of Directors use adjusted comprehensive income when assessing Symetra's quarterly financial performance. In addition, this measure is typically the predominant component of change in adjusted book value per share, which is used in calculation of White Mountains’s performance for both short-term (annual bonus) and long-term incentive plans. A schedule is included in Exhibit 99.1 to this Form 8-K that reconciles adjusted comprehensive income to GAAP comprehensive income.
Adjusted book value per share is a non-GAAP measure which is derived by expanding the GAAP calculation of book value per share to exclude equity in net unrealized gains and losses from Symetra's fixed maturity portfolio, net of applicable taxes. In addition, the number of common shares outstanding used in the calculation of adjusted book value per White Mountains common share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. A schedule is included in Exhibit 99.1 to this Form 8-K that reconciles adjusted book value per share to GAAP book value per share.
Pro forma adjusted book value per share as of September 30, 2015 is a non-GAAP financial measure that further adjusts book value per share to include the gains associated with the Sirius Group and Symetra transactions, which have been shown net of compensation expense and transaction costs expected to be recorded when the transactions close. Pro forma adjusted book value per share also includes the dilution from outstanding stock options caused when adjusted book value per share exceeds the strike price of the options. The term "pro forma" as used in "pro forma adjusted book value per share" is not intended to have the same context as the term "pro forma" used in Article 11 of Regulation S-X. The reconciliation of adjusted book value per share to pro forma adjusted book value per share is as follows:

Pro forma adjusted book value per share numerator (in millions):
Adjusted book value per share numerator	$3,740.0
Pro forma adjustments:
Gain from sale of Sirius Group	546.1
Gain from sale of Symetra, net of applicable tax	253.0
Estimated compensation expense and transaction costs, net of applicable tax	(80.0)
Proceeds from exercising outstanding options	92.8
Pro forma adjusted book value per share numerator	$4,551.9
Pro forma adjusted book value per share denominator (in thousands of shares):
Adjusted book value per share denominator	5,713.6
Pro forma adjustments:
Shares issued from exercising outstanding options	125.0
Pro forma adjusted book value per share denominator	5,838.6
Pro forma adjusted book value per share	$779.62

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1 Press Release of White Mountains Insurance Group, Ltd. dated November 2, 2015, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
DATED: November 2, 2015	By:	/s/ J. BRIAN PALMER J. Brian Palmer Managing Director and Chief Accounting Officer

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